UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 22, 2026
__________________________________
Cricut, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-40257	87-0282025
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
10855 South River Front Parkway
South Jordan, Utah 84095
(Address of principal executive offices, including zip code)
(385) 351-0633
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
_____________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	CRCT	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On October 22, 2026, Cricut, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the other loan parties party thereto, the lenders party thereto and BMO Bank N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement replaces the Company’s prior Credit Agreement, dated as of August 4, 2022, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Prior Credit Agreement”).
The Credit Agreement provides for a five-year, senior secured, multicurrency revolving credit facility with aggregate commitments of $300.0 million (the “Credit Facility”). The Credit Facility matures on October 22, 2031.
Subject to the satisfaction of customary conditions, the Company may use the Credit Facility for working capital needs and general corporate purposes, including permitted acquisitions and share repurchases. The Credit Facility includes a $35.0 million letter-of-credit sublimit and a $30.0 million foreign-currency sublimit. The Company may borrow, repay and reborrow revolving loans during the availability period and may prepay borrowings at any time without premium or penalty, subject to customary breakage costs. The Company may also request incremental revolving commitments and/or incremental term loans in a minimum amount of $25.0 million, subject to customary conditions and the applicable consent rights, provided that the aggregate amount of such incremental facilities may not exceed the greater of $225.0 million and 1.5 times Consolidated EBITDA, as defined in the Credit Agreement.
Borrowings under the Credit Facility bear interest, at the Company’s option, at either (i) the Adjusted Term SOFR Rate or another applicable term benchmark or risk-free rate, as applicable, plus an applicable margin ranging from 1.125% to 2.00%, or (ii) the Alternate Base Rate plus an applicable margin ranging from 0.125% to 1.00%, in each case based on the Company’s Net Leverage Ratio, as defined in the Credit Agreement. The Company is required to pay a commitment fee on undrawn revolving commitments at a rate ranging from 0.125% to 0.225%, based on its Net Leverage Ratio. The applicable benchmark rate floors are 0.00%.
The obligations under the Credit Facility are guaranteed by the Company’s loan-party subsidiaries and are secured by substantially all of the assets of the Company and the loan-party subsidiaries, subject to customary exceptions. The Credit Agreement contains customary affirmative and negative covenants, including limitations on indebtedness, liens, fundamental changes, investments, asset sales, restricted payments and affiliate transactions. The Credit Agreement also requires the Company to maintain a maximum Net Leverage Ratio of 3.00 to 1.00 and a minimum Interest Coverage Ratio of 3.00 to 1.00. Following a permitted acquisition for which the aggregate consideration exceeds $75.0 million, the Company may elect to increase the maximum Net Leverage Ratio to 3.50 to 1.00 for four consecutive fiscal quarters, subject to the terms of the Credit Agreement. The Credit Agreement permits the Company to pay dividends and repurchase shares without specific dollar limitation, subject to the absence of a default and compliance with a maximum Net Leverage Ratio of 2.5 to 1.00, on a pro forma basis.
The Credit Agreement contains customary events of default, including payment defaults, covenant defaults, cross-defaults to certain material indebtedness, bankruptcy and insolvency events, material judgment defaults and change of control events. Upon the occurrence and during the continuance of an event of default, the Administrative Agent may, or at the request of the required lenders shall, terminate the commitments, accelerate the outstanding obligations and exercise other customary remedies, subject to the terms of the Credit Agreement.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 1.02.     Termination of a Material Definitive Agreement.
In connection with entering into the Credit Agreement, the Company terminated the Prior Credit Agreement on October 22, 2026. As of the termination date, no principal amount was outstanding under the Prior Credit Agreement. The liens securing the obligations under the Prior Credit Agreement were released in accordance with the payoff letter and related release documents. No material early termination penalties were incurred in connection with the termination of the Prior Credit Agreement.
Item 9.01.    Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Exhibit Description
10.1	Credit Agreement, dated as of October 22, 2026, by and among Cricut, Inc., the other loan parties party thereto, the lenders party thereto and BMO Bank N.A., as administrative agent.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cricut, Inc.

Date:	October 27, 2026	/s/ Kimball Shill
Kimball Shill
Chief Financial Officer